Adamis Pharmaceuticals Corporation,8-K

Exhibit 99.1

Adamis Pharmaceuticals Prevails in License Dispute Litigation

Thursday, February 28, 4:00pm ET

San Diego, California – February 28, 2013 – Adamis Pharmaceuticals Corporation (OTCQB: ADMP), a biopharmaceutical company engaged in the development and commercialization of specialty pharmaceutical and biotechnology products in the therapeutic areas of respiratory disease, allergy, oncology and immunology, announced that a court entered an order of dismissal with prejudice of a complaint filed against Adamis regarding a dispute over one of its license agreements, resolving the case in Adamis’ favor.

As has been previously reported in the company’s filings with the Securities and Exchange Commission, Cosmo Bioscience, Inc. et. al. v. Adamis Pharmaceuticals Corp. and Maurizio Zanetti was filed in San Diego Superior Court in May 2010. Plaintiffs were affiliated Cosmo Bioscience entities that claimed to have sublicensed certain patented technology from Eurogen BV, an entity wholly owned and controlled by Maurizio Zanetti. Plaintiffs claimed that Dr. Zanetti wrongfully terminated their license, and further that Dr. Zanetti, through Nevagen, LLC, another entity that he controlled, improperly licensed the same technology to Adamis in violation of the sublicense agreement with plaintiffs. Plaintiffs asserted a single claim for declaratory relief seeking a declaration that the Cosmo sublicense was in full force and effect, and that the Adamis license was invalid. The lawsuit was stayed in 2010, and the court ordered that the matter be arbitrated in the Italian courts pursuant to the arbitration provisions of the sublicense agreement.

In December 2012, Adamis and Dr. Zanetti filed motions to dismiss the lawsuit because of the plaintiffs’ failure to proceed with arbitration. The court heard the motions in February 2013 and entered an order dismissing the case because of the plaintiffs’ failure to comply with the court’s order compelling arbitration. In addition, the court excised its discretion to dismiss with prejudice, thereby precluding the plaintiffs from bringing the suit again.

Following the ruling, Dr. Zanetti stated, “The Court’s decision to dismiss this case ‘with prejudice’ was expected. I always believed that the lawsuit had no merit on either the facts or the law. This is the fifth case brought against me by Cosmo entities or one of its officers. Every case has been resolved favorably to me either by summary judgment or dismissal.”

About Adamis Pharmaceuticals Corporation

Adamis Pharmaceuticals Corporation is a biopharmaceutical company engaged in the development and commercialization of specialty pharmaceutical and biotechnology products in the therapeutic areas of respiratory disease, allergy, oncology and immunology. Products Adamis currently in its specialty pharmaceutical pipeline include the Epinephrine Injection PFS syringe product for use in the emergency treatment of anaphylaxis, APC-1000 for the treatment of asthma and chronic obstructive pulmonary disease, and APC-3000, a HFA inhaled nasal steroid product for the treatment of allergic rhinitis. Product candidates currently in development within its biotechnology division include TeloB-VAX, a novel cell-based therapeutic cancer vaccine, and three drug product candidates, APC-100, APC-200, and APC-300, for the treatment of prostate cancer and inflammation.

Forward Looking Statements

This press release may contain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future results of operations or future financial performance, including, but not limited to the following statements: the ability to fund future product development; future revenues expected from any of the company’s product candidates, assuming that they are developed and approved for marketing by the FDA and other regulatory authorities; and the intellectual property protection that may be afforded by any patents or patent applications relating to the company’s technology. Certain of these risks, uncertainties, and other factors are described in greater detail in Adamis’ filings from time to time with the SEC, which Adamis strongly urges you to read and consider, all of which are available free of charge on the SEC’s web site at http://www.sec.gov. Except as required by law, Adamis expressly disclaims any obligation to update any forward-looking statements.

For Additional Information

David Marguglio

Senior Vice President, Corporate Development

Adamis Pharmaceuticals Corp.

Tel: 858- 412-7950

Email: dmarguglio@adamispharma.com